Exhibit 99.1

McCLATCHY RECEIVES NOTICE FROM NYSE AMERICAN

SACRAMENTO, Calif., Sept. 13, 2019 - The McClatchy Company (NYSE American-MNI) announced today that on September 9, 2019, it received a notice from NYSE American LLC (“NYSE American”) indicating that the Company is not currently in compliance with certain listing standards, and as noted below, has approximately 18 months to become compliant under a plan that is subject to approval by NYSE American.

McClatchy is below compliance with Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American continued listing standards since it reported stockholders’ deficit of $372.5 million as of June 30, 2019 and net losses in each of the four most recent fiscal years ended December 30, 2018. However, NYSE American will not normally consider suspending dealings in, or removing from the list, the securities of an issuer which is below the continued listing standards set forth in Sections 1003(a)(i)-(iii) if the issuer meets certain other criteria, including, among others, total assets and revenues of $50 million in the last fiscal year or in two of the last three fiscal years, and a market value of publicly held shares (as defined by NYSE American) of at least $15 million.

The Company intends to submit a plan to NYSE American by October 9, 2019 advising how the Company plans to regain compliance with the continued listing standards by March 9, 2021.  If NYSE American does not accept the plan or the Company is not in compliance with the continued listing standards as of March 9, 2021, or does not make progress consistent with the plan, NYSE American may initiate delisting procedures.

The NYSE American notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt agreements. During this period, the Company’s common stock will continue to be traded on the NYSE American with the added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s continued listing standards, subject to compliance with other continued NYSE American listing requirements.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding future financial and operating results and any other statements about management’s future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; we may not regain compliance with the continued listing standards of the NYSE American and may not remain listed on the NYSE American; we may not be successful in obtaining waiver(s) for minimum pension plan contributions from the Internal Revenue Service; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; potential increases in contributions to McClatchy’s qualified defined benefit pension plan in the next several years; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended December 30, 2018. Except as required by law, McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Elaine Lintecum, VP Finance and CFO 916-321-1846 elintecum@mcclatchy.com